Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES SECOND QUARTER 2021 RESULTS

Second Quarter 2021 Highlights

•Net income of $355.8 million and record adjusted EBITDA of $559.2 million
•ECU Profit Contribution Index improved by 30% compared to first quarter
•Epoxy and Winchester achieved record quarterly segment earnings

Clayton, MO, July 27, 2021 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2021.

Second quarter 2021 reported net income was $355.8 million, or $2.17 per diluted share, which compares to second quarter 2020 reported net loss of $120.1 million, or $0.76 per diluted share. Second quarter 2021 adjusted EBITDA of $559.2 million excludes depreciation and amortization expense of $142.0 million and restructuring charges of $14.0 million. Second quarter 2020 adjusted EBITDA was $71.5 million. Sales in the second quarter 2021 were $2,221.3 million compared to $1,241.2 million in the second quarter 2020.

Scott Sutton, Chairman, President and Chief Executive Officer, said, “Our performance in the second quarter continues to demonstrate the growing success of our unique winning model that prioritizes ‘value first.’ As predicted, we increased the Electrochemical Unit Profit Contribution Index (ECU PCI). Olin drove sequential pricing improvement in the second quarter 2021 for chlorine, chlorine derivatives, including epoxy resins, and caustic soda. Our Epoxy business continued to improve margins and delivered record quarterly segment results. Our Winchester business also delivered record quarterly segment results. Continuing to build on these successes in second half 2021, Olin now expects to deliver adjusted EBITDA of at least $2.1 billion for 2021. We expect Chlor Alkali Products and Vinyls, Epoxy and Winchester third quarter segment results to increase sequentially. Overall, we also expect third quarter 2021 adjusted EBITDA to improve sequentially from second quarter 2021 levels.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2021 were $967.3 million compared to $651.2 million in the second quarter 2020. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing and volumes. Second quarter 2021 segment earnings were $168.9 million compared to a segment loss of $57.0 million in the second quarter 2020. The $225.9 million increase in segment earnings was primarily due to higher pricing across all products and higher volumes. The segment earnings also reflected higher raw material and operating costs. Chlor Alkali Products and Vinyls second quarter 2021 results included depreciation and amortization expense of $114.5 million compared to $108.5 million in the second quarter 2020.

EPOXY

Epoxy sales for the second quarter 2021 were $850.0 million compared to $397.4 million in the second quarter 2020. The increase in Epoxy sales was primarily due to higher pricing and volumes. The second quarter 2021 segment earnings were $165.3 million compared to a segment loss of $13.0 million in the second quarter 2020. The $178.3 million increase in Epoxy segment earnings was primarily due to higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs, and higher volumes. Segment earnings also reflected higher operating costs and maintenance turnaround costs. Epoxy second quarter 2021 results included depreciation and amortization expense of $20.3 million compared to $21.6 million in the second quarter 2020.

WINCHESTER

On October 1, 2020, Winchester began operating the Lake City U.S. Army Ammunition Plant (Lake City). Winchester sales for the second quarter 2021 were $404.0 million compared to $192.6 million in the second quarter 2020. Second quarter 2021 segment earnings were $109.9 million compared to $16.0 million in the second quarter 2020. The increase in second quarter sales and segment earnings was primarily due to higher commercial and military sales, which included ammunition produced at Lake City, and higher commercial ammunition pricing. The segment earnings were also impacted by higher commodity costs. Winchester second quarter 2021 results included depreciation and amortization expense of $5.5 million compared to $4.7 million in the second quarter 2020.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the second quarter of 2021 decreased $6.5 million compared to the second quarter 2020 primarily due to lower costs associated with the absence of implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs. This project was completed in late 2020. This reduction was partially offset by higher incentive costs, which includes mark-to-market adjustments on stock-based compensation.

Second quarter 2021 restructuring charges included $10.1 million for employee severance and related benefit costs associated with a productivity initiative to align the organization with the new operating model and improve efficiencies. This organizational alignment initiative is expected to reduce annual costs by approximately $25 million.

CASH AND DEBT REDUCTION

The cash balance on June 30, 2021 was $272.8 million. During the first half 2021, Olin reduced debt by $490.2 million, ending second quarter 2021 with net debt of $3,110.1 million and a net debt to adjusted EBITDA ratio of 2.0 times. Through a combination of improved adjusted EBITDA, disciplined capital spending and debt reduction, Olin expects its net debt to adjusted EBITDA ratio to improve to less than 1.5 times by year end 2021. During 2021, Olin is targeting debt reduction of approximately $1 billion using cash generated from operations.

DIVIDEND

On July 22, 2021, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2021, to shareholders of record at the close of business on August 10, 2021. This will be the 379th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss second quarter 2021 financial results at 10:00 a.m. Eastern time on Wednesday, July 28, 2021. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful implementation of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•failure to control costs or to achieve targeted cost reductions;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•the failure or an interruption of our information technology systems;
•our substantial amount of indebtedness and significant debt service obligations;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
•failure to attract, retain and motivate key employees;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in our pension plan;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•changes in, or failure to comply with, legislation or government regulations or policies, including changes within the international markets in which we operate;
•unexpected litigation outcomes;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
•various risks associated with our Lake City U.S. Army Ammunition Plant contract, including performance and compliance with governmental contract provisions.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2021-19

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Sales	$2,221.3	$1,241.2	$4,140.1	$2,666.3
Operating Expenses:
Cost of Goods Sold	1,712.2	1,235.7	3,136.0	2,609.9
Selling and Administration	100.6	99.7	207.5	196.4
Restructuring Charges	14.0	1.7	20.9	3.4
Other Operating Income	0.5	0.1	0.5	0.1
Operating Income (Loss)	395.0	(95.8)	776.2	(143.3)
Interest Expense(b)	65.9	69.4	150.4	132.5
Interest Income	—	0.2	0.1	0.3
Non-operating Pension Income	8.2	4.9	17.5	9.5
Income (Loss) before Taxes	337.3	(160.1)	643.4	(266.0)
Income Tax (Benefit) Provision(c)	(18.5)	(40.0)	44.0	(65.9)
Net Income (Loss)	$355.8	$(120.1)	$599.4	$(200.1)
Net Income (Loss) Per Common Share:
Basic	$2.23	$(0.76)	$3.77	$(1.27)
Diluted	$2.17	$(0.76)	$3.69	$(1.27)
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	159.9	157.9	159.2	157.8
Average Common Shares Outstanding - Diluted	163.8	157.9	162.3	157.8

(a)Unaudited.
(b)Interest expense for the three and six months ended June 30, 2021 included a loss on extinguishment of debt of $15.4 million and $38.9 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt. Interest expense for both the three and six months ended June 30, 2020 included $1.6 million for write-off of deferred debt issuance costs and for the six months ended June 30, 2020 also included $4.0 million related to the 2020 ethylene payment discount.
(c)Income tax (benefit) provision for both the three and six months ended June 30, 2021 included a benefit of $82.8 million primarily associated with the release of the valuation allowance related to deferred tax assets of our German operations. Due to the improved operating results and business outlook for our German operations, Olin expects that net operating loss carryforwards and other deductible amounts in Germany will ultimately be realized against future income.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Sales:
Chlor Alkali Products and Vinyls	$967.3	$651.2	$1,834.3	$1,411.1
Epoxy	850.0	397.4	1,512.6	874.6
Winchester	404.0	192.6	793.2	380.6
Total Sales	$2,221.3	$1,241.2	$4,140.1	$2,666.3
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$168.9	$(57.0)	$440.0	$(91.3)
Epoxy	165.3	(13.0)	230.5	(1.3)
Winchester	109.9	16.0	195.0	26.5
Corporate/Other:
Environmental Expense(b)	(4.7)	(2.8)	(5.0)	(5.4)
Other Corporate and Unallocated Costs(c)	(30.9)	(37.4)	(63.9)	(68.5)
Restructuring Charges	(14.0)	(1.7)	(20.9)	(3.4)
Other Operating Income	0.5	0.1	0.5	0.1
Interest Expense(d)	(65.9)	(69.4)	(150.4)	(132.5)
Interest Income	—	0.2	0.1	0.3
Non-operating Pension Income	8.2	4.9	17.5	9.5
Income (Loss) before Taxes	$337.3	$(160.1)	$643.4	$(266.0)

(a)Unaudited.
(b)Environmental expense for the six months ended June 30, 2021 included $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Other corporate and unallocated costs for the three and six months ended June 30, 2020 included information technology integration project charges of $20.4 million and $35.1 million, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Interest expense for the three and six months ended June 30, 2021 included a loss on extinguishment of debt of $15.4 million and $38.9 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt. Interest expense for both the three and six months ended June 30, 2020 included $1.6 million for write-off of deferred debt issuance costs and for the six months ended June 30, 2020 also included $4.0 million related to the 2020 ethylene payment discount.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2021	2020	2020
Assets:
Cash and Cash Equivalents	$272.8	$189.7	$237.9
Accounts Receivable, Net	1,033.7	770.9	700.2
Income Taxes Receivable	62.4	15.1	17.6
Inventories, Net	736.5	674.7	619.1
Other Current Assets	112.7	66.7	42.0
Total Current Assets	2,218.1	1,717.1	1,616.8
Property, Plant and Equipment (Less Accumulated Depreciation of $3,893.8, $3,719.8 and $3,484.9)	3,005.6	3,171.0	3,234.9
Operating Lease Assets, Net	370.7	360.7	371.8
Deferred Income Taxes	111.0	11.2	38.3
Other Assets	1,165.9	1,191.3	1,179.7
Intangibles, Net	365.7	399.4	416.9
Goodwill	1,420.2	1,420.2	2,119.7
Total Assets	$8,657.2	$8,270.9	$8,978.1
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$1.1	$26.3	$1.8
Accounts Payable	806.3	729.2	520.8
Income Taxes Payable	35.1	10.7	7.7
Current Operating Lease Liabilities	76.9	74.7	77.3
Accrued Liabilities	426.3	358.0	318.7
Total Current Liabilities	1,345.7	1,198.9	926.3
Long-term Debt	3,381.8	3,837.5	4,073.9
Operating Lease Liabilities	299.8	291.6	299.2
Accrued Pension Liability	683.2	733.3	768.0
Deferred Income Taxes	521.9	443.2	414.5
Other Liabilities	350.1	315.6	307.3
Total Liabilities	6,582.5	6,820.1	6,789.2
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 160.5 Shares (158.0 and 157.9 in 2020)	160.5	158.0	157.9
Additional Paid-in Capital	2,187.9	2,137.8	2,127.0
Accumulated Other Comprehensive Loss	(654.3)	(689.9)	(773.9)
Retained Earnings (Accumulated Deficit)	380.6	(155.1)	677.9
Total Shareholders’ Equity	2,074.7	1,450.8	2,188.9
Total Liabilities and Shareholders’ Equity	$8,657.2	$8,270.9	$8,978.1

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2021	2020
Operating Activities:
Net Income (Loss)	$599.4	$(200.1)
Stock-based Compensation	1.3	4.1
Loss on Debt Extinguishment	38.9	—
Depreciation and Amortization	287.2	283.0
Deferred Income Taxes	(26.8)	(52.1)
Qualified Pension Plan Contributions	(0.6)	(1.2)
Qualified Pension Plan Income	(13.7)	(5.9)
Changes in:
Receivables	(274.5)	64.1
Income Taxes Receivable/Payable	(22.6)	(15.8)
Inventories	(67.6)	75.7
Other Current Assets	12.0	(18.3)
Accounts Payable and Accrued Liabilities	143.6	(74.9)
Other Assets	(2.5)	0.6
Other Noncurrent Liabilities	32.2	(5.6)
Other Operating Activities	1.3	1.8
Net Operating Activities	707.6	55.4
Investing Activities:
Capital Expenditures	(86.4)	(166.5)
Payments under Ethylene Long-Term Supply Contracts	—	(461.0)
Payments under Other Long-Term Supply Contracts	—	(75.8)
Net Investing Activities	(86.4)	(703.3)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(490.2)	737.4
Debt Early Redemption Premiums	(31.0)	—
Stock Options Exercised	50.2	0.5
Dividends Paid	(63.7)	(63.1)
Debt Issuance Costs	(3.1)	(9.6)
Net Financing Activities	(537.8)	665.2
Net Increase in Cash and Cash Equivalents	83.4	17.3
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	(0.3)
Cash and Cash Equivalents, Beginning of Year	189.7	220.9
Cash and Cash Equivalents, End of Period	$272.8	$237.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$355.8	$(120.1)	$599.4	$(200.1)
Add Back:
Interest Expense	65.9	69.4	150.4	132.5
Interest Income	—	(0.2)	(0.1)	(0.3)
Income Tax (Benefit) Provision	(18.5)	(40.0)	44.0	(65.9)
Depreciation and Amortization	142.0	136.5	287.2	283.0
EBITDA	545.2	45.6	1,080.9	149.2
Add Back:
Restructuring Charges	14.0	1.7	20.9	3.4
Environmental Recoveries(b)	—	—	(2.2)	—
Information Technology Integration Project(c)	—	20.4	—	35.1
Certain Non-recurring Items(d)	—	3.8	—	6.6
Adjusted EBITDA	$559.2	$71.5	$1,099.6	$194.3

(a)Unaudited.
(b)Environmental recoveries for the six months ended June 30, 2021 included insurance recoveries for costs incurred and expensed in prior periods.
(c)Information technology integration project charges were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Certain non-recurring items for the three and six months ended June 30, 2020 included $3.8 million and $6.6 million, respectively, of charges related to the Lake City facility transition.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Trailing Twelve Months Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items for the previous twelve months. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	June 30,	December 31,	June 30,
(In millions)	2021	2020	2020
Current Installments of Long-term Debt	$1.1	$26.3	$1.8
Long-term Debt	3,381.8	3,837.5	4,073.9
Total Debt	3,382.9	3,863.8	4,075.7
Less: Cash and Cash Equivalents	(272.8)	(189.7)	(237.9)
Net Debt	$3,110.1	$3,674.1	$3,837.8

Trailing Twelve Months Adjusted EBITDA(b)	$1,541.3	$636.0	$660.4

Net Debt to Adjusted EBITDA	2.0	5.8	5.8

(a)     Unaudited.
(b)     Trailing Twelve Months Adjusted EBITDA as of June 30, 2021 is calculated as the six months ended June 30, 2021 plus the year ended December 31, 2020 less the six months ended June 30, 2020. Trailing Twelve Months Adjusted EBITDA as of June 30, 2020 is calculated as the six months ended June 30, 2020 plus the year ended December 31, 2019 less the six months ended June 30, 2019.